Exhibit 10.53

HD Supply

Global Support Center

3100 Cumberland Blvd., Suite 1700

Atlanta, Georgia 30339

March 15, 2010

John Stegeman

4412 Landfall Dr

Williamsburg, Va. 23185

Dear John,

Congratulations! This will confirm HD Supply, Inc.’s offer of employment effective April 12, 2010 in the position of Executive President in charge of Waterworks, Construction Supply, Electrical, Plumbing and Canada reporting directly to me. The position is based in Atlanta, Georgia. Your initial base annual salary will be $725,000 payable in equal bi-weekly installments. Your first salary review will be in April 2011, with salary reviews held annually thereafter.

In addition to your base salary, you will participate in the Management Incentive Program, which provides a target incentive of 100% of your base salary based upon achieving established goals. Your actual payout will be calculated based on performance which may include Company performance, line of business performance and/or individual performance. The incentive if any will be prorated based on the number of full months in your new position. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid. The Company reserves the right to change these plans at anytime.

In addition to the compensation outlined above, we will award you a $450,000 gross signing bonus. This will be payable to you within 30 days of your hire date. In the event that you voluntarily terminate your service with HD Supply within your first two years of employment, you will, at the Company’s discretion, be required to repay a prorated portion of the signing bonus outlined in this paragraph. The net amount of your sign on bonus will be used to purchase as many whole shares as possible at $4.15 per share at the time the Board approves your Offering.

In addition to your base salary and your Annual Bonus Plan, you have been selected and will participate in the Management Equity Plan (MEP), subject to Board approval. You will be provided an opportunity to receive a Stock Option Award of 1,083,333 options at the time the Board reviews and approves your Offering

Our standard vacation policy will be waived and you will be entitled to up to four (4) weeks of vacation during your first through fourth year of employment with HD Supply. Your vacation will accrue each pay period. Thereafter, you will receive vacation in accordance with the HD Supply standard vacation policy. Should you leave the employment of the Company at any time you will be paid for accrued but unused vacation strictly in accordance with HD Supply’s standard vacation policy.

HD Supply offers a competitive benefits package of health & welfare, financial, paid time-off and work/life benefit programs for our associates and their eligible dependents that support our focus as an employer of choice. When you start work with the Company you will be immediately eligible to participate in the HD Supply Health and Welfare Plan - which includes Medical, Dental, Pharmacy, Vision, Spending Accounts, Life, AD&D, Disability and voluntary group benefit programs. You will receive more information about all benefits the Company offers during your orientation and in your personalized enrollment kit, which will be mailed to your home within 2-3 weeks after your first day of active employment. Please be advised that you must enroll within 30 days from the date indicated on your personalized enrollment worksheet.

In addition to the standard benefits package for salaried associates, as an executive of the Company, you will be eligible to participate in the Supplemental Executive Benefits Program. This will include immediate eligibility for the Executive Vehicle Program. Further information will be available upon your acceptance of employment.

HD Supply offers a comprehensive executive relocation plan and additional information is contained in your offer package. If you have questions regarding any of the relocation benefits, you may call Mary LaRocca at Prudential Relocation Services at (800) 210-0299 ext 7001.

If you accept the Company’s offer of employment, and the Company notifies you of its intention to terminate your employment involuntarily and without cause at any time during your employment, you will be eligible to receive, in exchange for your execution of a general release in a form acceptable to HD Supply’s legal counsel, twenty four (24) months of base salary continuation, with such payments to commence within 45 days after the expiration of any revocation period contained in the general release.

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign for the Company, regardless of when or why you have resigned from your employment. You are also not entitled to receive these payments of benefits or any other type of payment of benefit, if you are terminated from the Company “for cause”. Termination “for cause” includes, but is not limited to, termination for:

•	Willful or gross neglect of your duties

•	Your conviction of any felony, or of any lesser crime or offense that involves theft or moral turpitude of that materially and adversely affects the property, reputation or goodwill of the Company

•	Willful or gross misconduct in connection with the performance of your duties

•	Your theft or misappropriation of business assets of the Company or of any existing or prospective customer of the Company

•	Your poor or inadequate work performance, which has not been cured within 30 days following written notice

•	Your violation of any securities laws as determined by the Company’s general counsel in his or her sole and absolute discretion

•	Breach of your covenants to the Company relating to confidential and proprietary information or non-competition

•

Any other conduct by you detrimental to the business of the Company or conduct that constitutes a violation by you of policies and procedures applicable to you which may be in effect at the time of the occurrence which has not been cured within 30 days following written notice.

You agree that you shall not, without the prior express written consent of an officer of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer. You understand that it is not the intention of HD Supply to receive or obtain any trade secrets of others. Accordingly, you agree that you will not disclose or use during the period of your employment with HD Supply any proprietary information or confidential information which you may have acquired because of employment with an employer other than HD Supply. Further, you agree that you will not bring HD Supply any documents in any form containing proprietary or confidential information from a prior employer. In the event your employment with HD Supply is terminated for any reason, you agree not to disclose any HD Supply proprietary or confidential information to any future employer or third party or to take copies in any form of any documents containing such information.

You also agree that for a period of three years following your Termination Date, you will not directly or indirectly solicit or attempt to solicit any business related to the business of the Company existing as of your Termination Date from any of the Company’s customers or suppliers with whom you had business contact or about whom you rece4ived Confidential Information during the one year period prior to your Termination Date.

Further, you agree that for a period of three years following your Termination Date, you will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the SVP of Human Resources of the Company.

You agree that you will not, for a period of 24 months following the Termination Date (“Non-competition Period”), enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services in the same or similar manner as you perform for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in any state in which you have worked for the Company prior to the Termination Date. Consult your Line of Business Attorney regarding any applicable geographic restrictions.

This is a conditional offer of employment contingent on a background check and drug test results. As a condition to your employment, you must take and pass a drug test and pass the background check. A positive test result or failure to pass the background check will result in the denial of your employment. Testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

Please note that you will also be required to complete an I-9 form at the commencement of your employment and that your continued employment will be conditioned upon your satisfactory completion of that form.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

We are pleased to welcome you to the HD Supply team.

Sincerely,

/s/ Joe DeAngelo

Joe DeAngelo
Chief Executive Officer

JD/me

Enclosures

pc:	Deirdre Force

I accept this offer of employment.

/s/ John Stegeman	3/27/10
John Stegeman	Date